Exhibit 99.1

Stanley Higgins

Senior Director

Listing Qualifications

The Nasdaq Stock Market LLC

+1 301 978 8041

Sent via Electronic Delivery to: gdispersyn@phiopharma.com, ckontulis@phiopharma.com, RMurr@gibsondunn.com

December 3, 2019

Dr. Gerrit Dispersyn, Med. Sc.
President and Chief Executive Officer
Phio Pharmaceuticals Corp
257 Simarano Drive, Suite 101
Marlborough, MA 01752

Re:	Phio Pharmaceuticals Corp (the “Company”) – Additional Staff Determination Nasdaq Symbol: PHIOW

Dear Dr. Dispersyn:

As discussed with Ms. Kontulis, on November 12, 2019, Staff notified the Company that due to the failure of its common stock to demonstrate compliance with the minimum bid price requirement, the common stock would be subject to delisting. On November 19, 2019, the Company requested an appeal, and is scheduled to appear before a Nasdaq Hearings Panel (the “Panel”) on December 12, 2019.

In light of the above, Staff has determined that the Company’s warrants no longer comply with Listing Rule 5560(a),1 since the underlying security, the common stock, is subject to delisting. Accordingly, this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

This is formal notification that the Panel will consider this matter in rendering a determination regarding the Company’s continued listing on The Capital Market. Pursuant to Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its Panel hearing. If the Company fails to address the aforementioned issue, the Panel will consider the record as presented at the hearing and will make its determination based upon that information.

_______________

1 Listing Rule 5560(a) states that “For rights, warrants, and put warrants (that is, instruments that grant the holder the right to sell to the issuing company a specified number of shares of the Company's common stock, at a specified price until a specified period of time), the underlying security must remain listed on Nasdaq or be a Covered Security, and there must be at least two registered and active Market Makers, one of which may be a Market Maker entering a stabilizing bid.”

Dr. Gerrit Dispersyn, Med. Sc.

December 3, 2019

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.2 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.3 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.4

If you have any questions, please contact Moira Keith, Listing Analyst, at +1 301 978 8052.

Sincerely,

cc: Hearings Department

_______________

2 Listing Rule 5810(b).

3 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

4 Listing IM-5810-1.